FIRST CAPITAL, INC. REPORTS 2012 EARNINGS

Corydon, Indiana—January 28, 2013.  First Capital, Inc. (NASDAQ:  FCAP) (the “Company”), the holding company for First Harrison Bank (the “Bank”), today reported net income of $3.9 million or $1.41 per diluted share for the year ended December 31, 2012, compared to net income of $4.0 million or $1.43 per diluted share for the year ended December 31, 2011.

The decrease in earnings is primarily due to the Bank’s previously announced voluntary early retirement program that was effective September 30, 2012.  Fourteen employees participated in the program which resulted in a pre-tax charge to earnings of $693,000 during the quarter ended September 30, 2012.  During the quarter ended December 31, 2012, the Bank recognized a pre-tax savings of $132,000 due to the lower salary and benefit expenses than would have been expensed without the early retirement program.  Had the program not been implemented, the Company would have recognized net income of $4.3 million or $1.53 per diluted share for the year ended December 31, 2012.

Net interest income after provision for loan losses increased $122,000 for the year ended December 31, 2012 as compared to the year ended December 31, 2011. Interest income decreased $1.5 million when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 5.05% for the year ended December 31, 2011 to 4.59% and for the year ended December 31, 2012.  This was partially offset by an increase in the average balance in interest earning assets from $412.2 million for 2011 to $422.8 million for 2012.  Interest expense decreased $1.3 million as the average cost and balance of interest-bearing liabilities decreased, respectively, from 1.08% and $347.0 million to 0.73% and $339.1 million when comparing the same two periods.  The provision for loan losses decreased from $1.8 million for the year ended December 31, 2011 to $1.5 million for the year ended December 31, 2012 primarily due to a decrease in net charge-offs from $2.1 million during 2011 to $971,000 during 2012.

Noninterest income increased $486,000 for the year ended December 31, 2012 as compared to the year ended December 31, 2011.  Gains on the sale of loans increased $355,000 when comparing the two periods primarily due to the continuing recovery of the housing market.  Service charges on deposits also increased $70,000 for the year ended December 31, 2012 as compared to the same period in 2011 due to an increase in ATM and debit card fee income.

Noninterest expenses increased $642,000 for the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to increases of $461,000 in salary and benefit expenses and $122,000 in data processing expenses.  The increase in salary and benefit expenses was primarily due to the previously discussed voluntary early retirement program.  The increase in data processing expenses is primarily due to an increase in ATM processing fees and more customers using alternative delivery channels.

For the quarter ended December 31, 2012, the Company’s net income was $1.2 million or $0.45 per diluted share compared to net income of $1.0 million or $0.37 per diluted share for the same period in 2011.

Net interest income after provision for loan losses increased $126,000 for the quarter ended December 31, 2012 as compared to the quarter ended December 31, 2011.  Interest income decreased $242,000 when comparing the two periods as a result of a decrease in the average tax-equivalent yield on interest-earning assets from 4.94% for the fourth quarter of 2011 to 4.42% for the same period in 2012, partially offset by an increase in the average balance of interest-earning assets from $409.9 million for the quarter ended December 31, 2011 to $436.6 million for the same period in 2012.  Interest expense decreased $268,000 as the average cost of interest-bearing liabilities decreased from 0.94% to 0.61% when comparing the two periods.  This was partially offset by the average balance of interest-bearing liabilities increasing from $342.8 million for the quarter ended December 31, 2011 to $352.7 million for the same period in 2012.  The provision for loan losses decreased $100,000 when comparing the two periods from $500,000 for the quarter ended December 31, 2011 to $400,000 for the quarter ended December 31, 2012.

Noninterest income increased $137,000 when comparing the quarter ended December 31, 2012 to the quarter ended December 31, 2011, primarily due to increases of $44,000 in commission income and $40,000 in service charges on deposit accounts.

Noninterest expenses decreased $80,000 when comparing the quarter ended December 31, 2012 to the quarter ended December 31, 2011, primarily due to a decrease of $116,000 in salary and benefits expenses.  This decrease was primarily due to the aforementioned savings from the voluntary early retirement program.

Total assets as of December 31, 2012 were $459.1 million compared to $438.9 million at December 31, 2011.  Securities available for sale and net loans receivable increased $11.5 million and $4.4 million, respectively.  Deposits increased $20.0 million overall during 2012.  Noninterest-bearing deposits increased $9.4 million and represented 14.8% of all deposits at December 31, 2012, up from 13.0% at December 31, 2011.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) totaled $8.4 million and $8.9 million at December 31, 2012 and 2011, respectively.  At December 31, 2012, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Lincoln Investments, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
OPERATING DATA	2012	2011	2012	2011

Total interest income	$18,800	$20,273	$4,681	$4,923
Total interest expense	2,465	3,760	537	805
Net interest income	16,335	16,513	4,144	4,118
Provision for loan losses	1,525	1,825	400	500
Net interest income after provision for loan losses	14,810	14,688	3,744	3,618

Total non-interest income	4,537	4,051	1,236	1,099
Total non-interest expense	13,853	13,211	3,177	3,257
Income before income taxes	5,494	5,528	1,803	1,460
Income tax expense	1,559	1,543	551	415
Net income	$3,935	$3,985	$1,252	$1,045
Less net income attributable to the noncontrolling interest	13	13	3	3
Net income attributable to First Capital, Inc.	$3,922	$3,972	$1,249	$1,042

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic and Diluted	$1.41	$1.43	$0.45	$0.37

Weighted average common shares outstanding:
Basic and Diluted	2,785,286	2,786,410	2,785,001	2,785,693

OTHER FINANCIAL DATA

Cash dividends per share	$0.76	$0.76	$0.19	$0.19
Return on average assets (annualized for 3-month period)	0.86%	0.90%	1.07%	0.94%
Return on average equity (annualized for 3-month period)	7.54%	8.04%	9.48%	8.22%
Net interest margin	4.00%	4.14%	3.93%	4.15%
Interest rate spread	3.86%	3.97%	3.81%	4.00%
Net overhead expense as a percentage
of average assets (annualized for 3-month period)	3.05%	2.98%	2.71%	2.93%

	December 31,	December 31,
BALANCE SHEET INFORMATION	2012	2011

Cash and cash equivalents	$23,211	$18,923
Investment securities	122,985	111,456
Gross loans	285,143	280,229
Allowance for loan losses	4,736	4,182
Earning assets	421,755	401,361
Total assets	459,132	438,886
Deposits	384,343	364,374
FHLB debt	5,100	12,350
Repurchase agreements	14,092	9,125
Stockholders' equity, net of noncontrolling interest	52,824	50,942
Non-performing assets:
Nonaccrual loans	7,578	7,401
Accruing loans past due 90 days	289	363
Foreclosed real estate	295	661
Troubled debt restructurings on accrual status	221	462
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	10.00%	10.06%
Tier I - risk based	14.35%	16.11%
Total risk-based	15.60%	17.05%